Exhibit 5.5

May 21, 2015

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Re:	Registration Statement on Form S-3 of Boyd Gaming Corporation

Ladies and Gentlemen:

We have acted as special Indiana counsel to Blue Chip Casino, LLC, an Indiana limited liability company (the “Indiana Guarantor”), in connection with the Registration Statement (including the related (i) prospectus forming a part thereof and (ii) prospectus supplement) on Form S-3 (the “Registration Statement”) being filed by Boyd Gaming Corporation, a Nevada corporation (the “Company”), with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect to (a) the issuance and sale of U.S. $750,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2023 (the “Notes”), and (b) the issuance of full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Notes (the guarantees, together with the Notes, the “Securities”, and the guarantee by the Indiana Guarantor, the “Guarantee”) by certain subsidiaries of the Company as guarantors, including the Indiana Guarantor (the “Guarantors”). Capitalized terms used in this opinion letter that are not specifically defined herein have the meanings ascribed to them in Exhibit A.

Except as described in this letter, we are not generally familiar with the Indiana Guarantor’s business, records, transactions or activities. Our knowledge of its business, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by a certificate executed and delivered to us by an officer of the Indiana Guarantor in connection with our engagement. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion letter, the documents listed as items 2 through 4 in Exhibit A are hereinafter referred to collectively as the “Transaction Documents” and the documents listed as items 5 through 10 in Exhibit A are hereinafter referred to collectively as the “Authorization Documents”.

In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Indiana. In addition, no opinion expressed herein is intended or shall be construed to be an opinion on choice of law or conflicts of law.

We have relied upon and assumed the truth, accuracy and completeness of the factual

Morrison & Foerster LLP

May 21, 2015

representations, statements, certifications and warranties made in the Transaction Documents and the Authorization Documents and have not made any independent investigation or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Indiana Guarantor. Our representation of the Indiana Guarantor is limited to the transactions contemplated by the Indenture and the Guarantee and other matters specifically referred to us by them.

In rendering this opinion letter to you, we have assumed with your permission:

(a) The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents and the Authorization Documents (in each case, whether on behalf of themselves or other persons or entities), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b) The documents that have or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents will be identical in all material and relevant respects to the copies of the documents we have examined and on which this opinion is based.

(c) Each of the Transaction Documents has been completed, executed and delivered in the forms submitted to us for review, with all required schedules and exhibits attached and all blanks appropriately filled in.

(d) The Authorization Documents are accurate and have not been amended or rescinded.

(e) The factual representations, statements, certifications and warranties of the Indiana Guarantor in the Transaction Documents and the Authorization Documents, and in the other documents that we have reviewed, and upon which we have relied, are accurate, complete and truthful.

(f) All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

(g) We have not examined and render no opinion regarding any transaction document incorporated by reference into any of the Transaction Documents (other than as set forth above), and we have assumed, with your permission, that any such document so incorporated does not affect the opinions hereby given.

Morrison & Foerster LLP

May 21, 2015

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1. The Indiana Guarantor has been duly organized and is validly existing and in good standing under the laws of the State of Indiana. For purposes of this opinion, the term “good standing” means that the Indiana Guarantor is validly existing under the laws of the State of Indiana, that the most recent required biennial report has been filed with the Secretary of State of Indiana and that no Articles of Dissolution appear as filed in the records of the Secretary of State of Indiana.

2. The Indiana Guarantor has all requisite limited liability company power and limited liability company authority under the law of the State of Indiana to enter into and deliver the Indenture and the Guarantee and to perform its respective obligations thereunder.

3. The execution and delivery by the Indiana Guarantor of the Indenture and the Guarantee and the performance by the Indiana Guarantor of its respective obligations thereunder have been duly authorized by all requisite limited liability company action on the part of such Indiana Guarantor.

4. The Transaction Documents have been duly and validly executed by an authorized officer of the Indiana Guarantor and delivered by the Indiana Guarantor.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation or expand any opinion rendered herein.

A. We have not considered and do not express an opinion with respect to any Federal or state (including Indiana) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Indiana) securities, tax and antitrust laws and regulations.

B. We express no opinion as to the legality, validity, binding effect and/or enforceability of any Transaction Document.

C. We express no opinion and make so statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities, and special political subdivisions.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

Morrison & Foerster LLP

May 21, 2015

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Subject to the foregoing, this opinion letter is furnished to Morrison & Foerster LLP and may be relied upon by Morrison & Foerster LLP in connection with its opinion letter to the Company related to the issuance of the Securities pursuant to the Registration Statement.

Very truly yours,

/s/ Ice Miller LLP

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.	The Registration Statement.

2.	Underwriting Agreement by and among the Company, the underwriters party thereto and certain subsidiaries of the Company as guarantors, including the Indiana Guarantor, dated May 7, 2015.

3.	Indenture, dated as of May 21, 2015, by and among the Company, the Guarantors and Wilmington Trust National Association, as Trustee, as supplemented by a supplemental indenture, dated as of May 21, 2015, by and among the Company, the Guarantors and Wilmington Trust National Association, as Trustee (the “Indenture”).

4.	The Guarantee, whose terms are set forth in the Indenture.

5.	Certificate of Existence of the Indiana Guarantor issued by the Indiana Secretary of State on May 20, 2015.

6.	Articles of Organization of the Indiana Guarantor as certified by the Indiana Secretary of State on April 28, 2015.

7.	Third Amended and Restated Operating Agreement of the Indiana Guarantor, effective as of November 3, 2004, as certified by the Secretary of the Indiana Guarantor as of the date hereof, to be a true and complete copy of such Operating Agreement, as amended.

8.	Unanimous Written Consent of the Sole Member of the Indiana Guarantor, dated April 29, 2015.

9.	Officer’s Opinion Certificate of the Indiana Guarantor, dated the date hereof.

10.	Letter issued by the Executive Director of the Indiana Gaming Commission granting a request to waive the two meeting rule and granting interim approval allowing the Company and the Indiana Guarantor to proceed with the financing and the closing of the financing, dated April 8, 2015.

Exhibit A